Ex. 10.8

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), effective as of 12:01 p.m., August 3, 2007 (the “Effective Date”), is between XOMA (US) LLC (hereinafter referred to as “XOMA”), a Delaware company with limited liability having an address of 2910 Seventh Street, Berkeley, California 94710, and John L. Castello (hereinafter referred to as “MR. CASTELLO”), an individual having an address of 201 Oakridge Drive, Danville, California 94506, both of whom may be jointly referred to sometimes hereinafter as the “Parties”.  In consideration of the mutual promises, covenants, and conditions contained herein, the Parties hereby agree as follows:

1.           Consulting Services:  MR. CASTELLO agrees to perform the consulting services described in Exhibit A to this Agreement (“Services”).  MR. CASTELLO warrants that he has the skills, ability and training necessary to and that he shall render the Services in a timely and professional manner consistent with industry standards in accordance with the terms of this Agreement including Exhibit A, and otherwise meeting the professional and/or services standards of XOMA.  Subject to the foregoing, the manner and means by which MR. CASTELLO chooses to complete the Services are in MR. CASTELLO’s sole discretion and control.

2.           Compensation:  In consideration of the Services to be rendered hereunder, XOMA agrees to pay MR. CASTELLO the compensation set forth in Exhibit A to this Agreement.

3.           Expenses:  XOMA will reimburse MR. CASTELLO for all reasonable travel, lodging and other expenses documented to the reasonable satisfaction of XOMA.

4.           Other Services and Conflicts of Interest:  During the term of this Agreement, MR. CASTELLO may perform services for, or be employed by other persons, companies, or employers, so long as doing so does not create a conflict of interest or otherwise cause MR. CASTELLO to breach his obligations under this Agreement.

5.           Term:  The term of this Agreement will begin on the Effective Date hereof and continue until the earlier of December 31, 2007, or termination by either Party in accordance with this Section 5.

  (a)           Either XOMA or MR. CASTELLO may terminate this Agreement immediately upon a material breach by the other Party by giving written notice to the breaching Party.

      (b)           This Agreement shall terminate automatically upon (i) the appointment of a receiver, liquidator or trustee for either Party by decree of competent authority in connection with any adjudication or determination by such authority that such Party is bankrupt or insolvent, (ii) the filing by either Party of a petition in voluntary bankruptcy, the making of an assignment for the benefit of either Party’s creditors or the entering into of a composition with either Party’s creditors, or (iii) any resolution by the Board of Directors of XOMA to terminate such Party’s/XOMA’s existence or otherwise cease operations or wind up XOMA’s affairs.

(c)           Unless MR. CASTELLO and XOMA otherwise agree in writing, the Agreement shall terminate automatically upon the sale of all or substantially all of XOMA’s assets or the acquisition of XOMA by way of merger or consolidation with another entity or the acquisition of outstanding capital stock of XOMA in any transaction in which the shareholders of XOMA immediately prior to such transaction do not own a majority of the outstanding equity interests of the resulting or surviving entity, unless in any such case the resulting or surviving entity affirmatively assumes in writing XOMA’s obligations hereunder.

(d)           This Agreement shall terminate automatically upon the death of MR. CASTELLO.

(e)           Without limiting the foregoing, either XOMA or MR. CASTELLO may terminate this Agreement, at its discretion, upon prior written notice to the other Party.

6.           Confidential Information:

  (a)           MR. CASTELLO acknowledges that his association with XOMA under this Agreement creates a relationship of confidence and trust between MR. CASTELLO and XOMA with respect to information disclosed to MR. CASTELLO or known to MR. CASTELLO as a result of his relationship with XOMA, not generally known to the trade or industry in which XOMA is engaged, about XOMA’s products, processes, programs, methods, formulas, techniques, concepts, applications, calculations and services, including research, development, manufacturing, purchasing, finance, engineering, marketing, merchandising, and selling; and corresponding information about the products, processes, programs, methods, formulas, techniques, concepts, applications, calculations and services of XOMA’s affiliates acquired by MR. CASTELLO or developed or made known to XOMA by MR. CASTELLO in the scope of MR. CASTELLO’s relationship with XOMA (hereinafter referred to as “Confidential Information”).

  (b)           At all times during the term of this Agreement and thereafter, MR. CASTELLO will not disclose, use, disseminate, lecture upon or publish Confidential Information unless MR. CASTELLO first secures XOMA’s written consent.

  (c)           (i)  MR. CASTELLO will disclose promptly to XOMA, in confidence, all formulas, processes, techniques, test data, discoveries, improvements, innovations, concepts and ideas, whether patentable or not, conceived or made by MR. CASTELLO in the course of the Services performed hereunder, solely or jointly with another or others, which are made or conceived with the use of XOMA’s facilities, materials, equipment, trade secrets, personnel, or time, or are suggested by or result from, any task assigned to MR. CASTELLO or work performed by MR. CASTELLO for, or on behalf of XOMA which relate to the Services performed hereunder (hereinafter collectively referred to as “Inventions”) and all such Inventions will be owned by and will be the sole and exclusive property of XOMA.  MR. CASTELLO hereby agrees to assign to XOMA any and all rights MR. CASTELLO may have in any Inventions.

  (ii)  Pursuant to Sections 2870-2872 of the California Labor Code, the term “Invention” as used herein will not apply to any invention for which no equipment, supplies, facility or trade secret information of XOMA was used and which was developed entirely on MR. CASTELLO’s own time or on MR. CASTELLO’s employees’ own time, and (a) which does not relate (1) to the business of XOMA or (2) to XOMA’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by MR. CASTELLO for XOMA.  Pursuant hereto, the term “Invention” as used herein will not include any invention which will arise outside the scope of the Services performed hereunder.

  (d)           MR. CASTELLO will not disclose to XOMA or induce XOMA to use any secret or confidential information or material which MR. CASTELLO has reason to believe is owned by others.

  (e)           MR. CASTELLO will, whenever requested to do so by XOMA, execute any applications, assignments, or other instruments which XOMA will consider necessary to apply for and obtain Letters Patent in the United States, or any foreign country, or to otherwise protect XOMA’s interests therein with respect to Inventions. These obligations will continue beyond the termination of Services hereunder with respect to Inventions conceived or made by MR. CASTELLO, pertaining to the Services performed hereunder, during the period MR. CASTELLO renders Services to XOMA hereunder, and will be binding upon MR. CASTELLO’s successors, assigns, or other legal representatives.  MR. CASTELLO will also disclose to XOMA all patent applications filed by MR. CASTELLO within one year after termination of Services hereunder.  MR. CASTELLO acknowledges that any such application which relates to the subject matter of the Services performed hereunder will be presumed to relate to an Invention which was made before termination of the Services hereunder.

  (f)           Upon termination of this Agreement, MR. CASTELLO will turn over to a designated individual employed by XOMA all property then in MR. CASTELLO’s possession or custody and belonging to XOMA.  MR. CASTELLO will not retain any copies or reproductions of correspondence, memoranda, reports, specifications, computations, notebooks, drawings, photographs or other documents relating in any way to the Services performed hereunder which are entrusted to MR. CASTELLO at any time during the term of this Agreement.

7.           Patents:  MR. CASTELLO will not assert any rights under any Inventions as having been made or acquired by MR. CASTELLO prior to the effective date of this Agreement.

8.           Representations and Warranties:  MR. CASTELLO represents and warrants that performance of this Agreement will not breach any agreement or other contractual commitment or obligation by which MR. CASTELLO is bound.

9.           Employment Taxes, Payments and Records:  MR. CASTELLO agrees (a) to pay and/or withhold any and all fees, charges, payments and taxes required to be paid or withheld pursuant to any and all applicable federal, state and local laws, statutes, rules and regulations (collectively, the “Laws”), including, without limitation, any and all federal and state income tax, social security, unemployment and disability insurance laws, statutes, rules and regulations, in connection with this Agreement; (b) to maintain any and all records and documents required by the Laws in connection with this Agreement and to file such records and documents as required by the Laws; and (c) to reimburse and indemnify XOMA in the event that MR. CASTELLO fails fully and in a timely fashion to perform any of the obligations set forth in this Section 9 and XOMA, at its option which is hereby granted, performs or discharges any and all of such obligations in MR. CASTELLO’s name or on MR. CASTELLO’s behalf or otherwise.

10.           Independent Contractor Status:  In performing the Services, MR. CASTELLO will be deemed to be for all purposes an independent contractor (and not an employee or agent of XOMA) under any and all laws, whether existing or future, including without limitation Social Security laws, unemployment insurance laws, and withholding and other employment taxation laws.  MR. CASTELLO will not be entitled to participate in any employee benefits accruing to employees of XOMA.  MR. CASTELLO will not be authorized to make any representation, contract or commitment on behalf of XOMA unless MR. CASTELLO is specifically requested or authorized to do so in writing by an authorized representative of XOMA.

11.           Performance of Services:  In performing the Services, MR. CASTELLO agrees to provide his own equipment, tools and other materials at his own expense.  Notwithstanding the preceding sentence, XOMA shall make its facilities and equipment available to MR. CASTELLO as reasonably necessary in connection with the Services.  For any work performed on XOMA’s premises, MR. CASTELLO shall comply with all security, confidentiality, safety and health policies of XOMA.  MR. CASTELLO shall take all necessary precautions to prevent, and shall be responsible for, any injury to any persons (including, without limitation, employees of XOMA) or damage to property (including, without limitation, XOMA’s property) arising from or relating to MR. CASTELLO’s performance of the Services or the use by MR. CASTELLO of any XOMA equipment, tools, facility or other property, whether or not such claim is based upon its condition or on the alleged negligence of XOMA in permitting its use.

12.           Injunctive Relief:  XOMA and MR. CASTELLO reaffirm, recognize and agree that the Services to be performed by MR. CASTELLO hereunder are of a special, unique, extraordinary and intellectual character; that those Services are of particular value to XOMA and that the breach of any or all obligations undertaken by MR. CASTELLO hereunder, including, without limiting the generality of the foregoing, MR. CASTELLO’s obligation of non-competition, could not be reasonably or adequately compensated by damages in an action at law, and that an appropriate remedy for XOMA for any such breach or threat to commit a breach will be, without limitation, an injunction restraining MR. CASTELLO from committing such breach and granting specific performance hereunder.

13.           Arbitration:  Any controversy, dispute or claim arising out of or relating to this Agreement or any alleged breach hereof, will be settled by arbitration before three neutral arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction.

14.           Legal Fees:  If any action or proceeding in arbitration or law is commenced to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such action or proceeding, as determined by arbitration or by the court in a final judgment or decree, will pay the successful party all costs, expenses, and reasonable attorney’s fees incurred therein by such party (including, without limitation, such costs, expenses and fees on any appeal), and if such successful party will recover judgment in any such action or proceedings, such costs, expenses and attorneys’ fees will be included as part of such judgment.

15.           Severability:                                If any provision of this Agreement is held to be inoperative, unenforceable or otherwise invalid, the remaining provisions hereof will be carried into effect without regard to such inoperative, unenforceable or otherwise invalid provision.

16.           Governing Law:  This Agreement will be construed in accordance with, and governed by, the laws of the State of California.

17.           Assignment:  Since this Agreement requires the performance of personal services by MR. CASTELLO, MR. CASTELLO may not assign any right or delegate any duty described in this Agreement without XOMA’s prior written approval.

18.           Entire Agreement:  This instrument constitutes the entire Agreement between the Parties hereto and supersedes any and all prior agreements concerning the engagement of MR. CASTELLO by XOMA, whether written or oral.  This Agreement will not be amended, altered or changed except by written agreement signed by both Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date(s) set forth below.

XOMA (US) LLC

_____________________________________           ______________________________

Charles C. Wells                                                                                     John L. Castello
Vice President, Human Resources and
Information Technology

_____________________________________                           __________________________________
Date                                                                                                          Date

EXHIBIT A

Statement of Work

I.	DESCRIPTION OF THE SERVICES TO BE PERFORMED:

Mr. Castello will be available to provide consulting services for up to two (2) days a week as requested by, and shall provide such services exclusively to, the Chief Executive Officer and President of XOMA Ltd.

II.           COMPENSATION

XOMA will pay MR. CASTELLO, in monthly installments, an aggregate amount equal to 40% of the base salary he would have received had he remained an employee of XOMA for the term of this agreement, based on his annual salary as in effect immediately prior to his entry into this agreement ($500,000 per year), for consulting services rendered by MR. CASTELLO during the term of this Agreement.

[Social Security/Tax I.D. #__________]

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